Exhibit 99.1

PRESS RELEASE

ON2 TECHNOLOGIES ANNOUNCES FINANCIAL RESULTS FOR
SECOND QUARTER OF 2009

Clifton Park, NY (August 6, 2009) - On2 Technologies, Inc. (NYSE Amex: ONT), a leader in video compression solutions, today announced quarterly results for the period ending June 30, 2009. Revenue in the second quarter of 2009 was $5.0 million, an increase of 53% from the second quarter of 2008, and an increase of 24% from the prior quarter. On a GAAP basis, second quarter net loss was ($224,000), or ($0.00) per share, compared to a net loss of ($7.2) million, or ($0.04), in the second quarter of 2008. GAAP net loss includes non-recurring expenses for the second quarter of $420,000 in legal and other fees incurred in the second quarter of 2009 related to the previously announced merger agreement with Google and $523,000 in litigation settlement costs.

Matt Frost, Chief Operating Officer and interim Chief Executive Officer of On2 Technologies said, “We are very pleased to have delivered our strongest revenue performance in six quarters.  While we have felt some impact of the global economic recession, the continual growth of video on the Internet coupled with the growing need for content providers to reduce bandwidth and improve quality continues to drive our business forward. We were encouraged to see a strong performance from our On2 Finland operation, particularly after it underwent significant cost-reducing measures earlier in the year. Excluding non-recurring expenses, we produced our first quarter of non-GAAP net income and non-GAAP break-even net income per share in over three years. As our top-line patterns are likely to remain somewhat variable, there is no guarantee that positive earnings trends will continue into the next quarter.  We believe, however, that encouraging longer term trends are being established through a combination of revenue growth and effective cost management.”

Frost added, “Non-recurring items in the second quarter included $523,000 in costs to settle a complaint filed by Islandia LP in August 2008.  We also incurred non-recurring legal and other costs of $420,000 associated with our proposed merger with a subsidiary of Google.  On the positive side, we recognized a gain from forgiveness of debt this quarter of $669,000 from a loan owed to the Finnish government.”

On2 News Release	August 6, 2009

Second Quarter Business Highlights

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Royalties of $1.2 million in the second quarter increased 74% year-over-year and 5% sequentially. Royalties represented 24% of revenue in the quarter, compared with 21% of revenue in the second quarter of 2008 and 28% of revenue in the first quarter of 2009.

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In the second quarter of 2009, On2 added 40 new customers, excluding online sales, with 13 transactions in the quarter that contributed over $50,000 each to revenue.  While the number of new customers decreased year-over-year and sequentially, the number of transactions over $50,000 is up over the same periods.

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In April, On2 announced that Westec Interactive, a provider of innovative, intelligent video surveillance systems, will integrate the On2 VP7™ format into its digital video recorder to increase the quality of stored video while delivering a substantial savings in bandwidth.

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In April, On2 and Boo-Ree Multimedia, a fabless semiconductor company that designs, develops and markets multimedia systems-on-chips, announced On2 Video playback on the Boo-Ree Tachyon-I multimedia processor with high-performance hardware playback of On2 VP6 and VP7, and other formats.

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Also in April, On2 announced its fastest hardware codec design ever, the Hantro(TM) 9170. The design supports video playback up to full HD (1080p) resolution at 60 frames per second in multiple formats including MPEG-1, MPEG-2, MPEG-4, Sorenson Spark(R), H.263, H.264, VC-1 and REALVIDEO(R) 8, 9 & 10. On2 also completed a successful Beta test of and announced the availability of its Flix Cloud on-demand video transcoding service.

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In April, On2 announced that ASUS, a leading provider of digital home solutions and Internet devices, has licensed the On2 VP7 format and encoder/decoder software SDK to develop Skype-enabled videophones.

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In May, On2 announced that it had licensed VP6 encoding technology to Verismo Networks for use in its VuNow Internet TV platform, and that Chinese web portal NetEase would be deploying On2’s VP6 technology.

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In June, On2 announced that Mobixell Networks, a provider of multimedia and advertising solutions to mobile operators and content providers, had licensed the VP6 Codec SDK for use in Mobixell’s mobile multimedia processing and optimization platform.

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, New York 12065 USA. Tel: 518.348.0099 Fax: 518.348.0106

On2 News Release	August 6, 2009

Google Acquisition
As announced yesterday, On2 entered into a definitive agreement to be acquired by Google. Under the terms of the agreement, each outstanding share of On2 common stock will be converted into $0.60 worth of Google class A common stock in a stock-for-stock transaction. The transaction is valued at approximately $106.5 million.  The transaction, which is subject to On2 stockholder approval, regulatory clearances and other closing conditions, is expected to close in the fourth quarter of 2009.

Conference Call
Management will hold a conference call to discuss its results for the second quarter of 2009 and the Google acquisition announcement at 5:00pm ET on August 6, 2009.

To access the live webcast, visit: http://www.investorcalendar.com/IC/CEPage.asp?ID=148129.

If you prefer to dial-in to the call, the information is as follows:

Live Call:	(877) 407-9210, domestic
(201) 689-8049, international
Replay:	(877) 660-6853
(201) 612-7415
Replay Passcodes:	Account #: 286
Conference ID #: 329419

The telephonic replay will be available until August 13, 2009.

About On2
On2 (NYSE Amex: ONT) creates advanced video compression technologies that power the video in today's leading desktop and mobile applications and devices. On2 customers include Adobe, Skype, Nokia, Infineon, Sun Microsystems, Mediatek, Sony, Brightcove, and Move Networks. On2 is also an industry leader in server-based video transcoding software. The On2 VP6 video format provides web and HD-quality video for leading sites such as Hulu, Vimeo, Yahoo! Video, Dailymotion, CCTV.com, 56.com, Tudou.com and Eurosport.com. On2 Technologies is headquartered in Clifton Park, NY USA. For more information visit www.on2.com.

All trademarks mentioned in this document are the property of their respective owners.

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, New York 12065 USA. Tel: 518.348.0099 Fax: 518.348.0106

On2 News Release	August 6, 2009

Forward-Looking and Cautionary Statements
Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. Such statements include, but are not limited to, statements regarding the proposed acquisition of On2 by Google and our belief relating to encouraging longer term trends being established through a combination of revenue growth and effective cost management. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

Non-GAAP Financial Measures

On2 has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net income (loss) and non-GAAP net income (loss) per share and GAAP operating expenses excluding costs associated with proposed merger and litigation settlement costs.  This non-GAAP information is provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, On2 believes that the exclusion of non-recurring expenses provides useful comparative data by reflecting On2's business operations in a manner that is consistent with expected future operations. Management has historically used non-GAAP net loss and non-GAAP net loss per share when evaluating operating performance because we believe the exclusion of the items described above provides an additional measure of our core operating results and facilitates comparisons of our core operating performance against prior periods and our business model objectives. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. In the financial tables of our earnings press release, On2 has included for the relevant periods reconciliations of GAAP net loss and GAAP net loss per share to non-GAAP net income (loss) and non-GAAP net income (loss) per share and GAAP operating expenses excluding costs associated with proposed merger costs and litigation settlement costs.

Investor Contact:
Garo Toomajanian
ICR, LLC
invest@on2.com
phone: + 518 881 4299

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, New York 12065 USA. Tel: 518.348.0099 Fax: 518.348.0106

On2 Technologies, Inc.
Condensed Consolidated Balance Sheets

ASSETS	June 30, 2009	December 31, 2008
	(unaudited)
Current assets:
Cash and cash equivalents	$2,666,000	$4,157,000
Short-term investments	131,000	132,000
Accounts receivable	2,199,000	2,730,000
Prepaid expenses and other current assets	290,000	439,000

Total current assets	5,286,000	7,458,000

Intangible assets, net	15,872,000	16,587,000
Property and equipment, net	1,072,000	1,401,000
Other assets	402,000	430,000

Total assets	$22,632,000	$25,876,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable & accrued expenses	$5,526,000	$5,720,000
Accrued restructuring expenses	785,000	-
Deferred revenue	1,484,000	2,133,000
Short-term borrowings	190,000	63,000
Current portion of long-term debt	171,000	1,148,000
Capital lease obligation	254,000	260,000

Total current liabilities	8,410,000	9,324,000

Capital lease obligation, excluding current portion	311,000	432,000
Long-term debt	1,979,000	1,802,000
Warrant derivative liability	139,000	-
Total liabilities	10,839,000	11,558,000

Commitments and contingencies	-	-

Total stockholders' equity	11,793,000	14,318,000

Total liabilities and stockholders’ equity	$22,632,000	$25,876,000

On2 Technologies, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended June 30,
	2009	2008

Revenue	$4,996,000	$3,265,000

Operating expenses:
Cost of revenue (1)	445,000	1,194,000
Research and development (2)	1,721,000	3,009,000
Sales and marketing (2)	926,000	1,875,000
General and administrative (2)	1,548,000	3,926,000
Costs associated with proposed merger	420,000	-
Litigation settlement costs	523,000	-
Equity-based compensation:
Research and development	173,000	105,000
Sales and marketing	70,000	74,000
General and administrative	194,000	258,000

Total operating expenses	6,020,000	10,441,000

Income (loss) from operations	(1,024,000)	(7,176,000)

Interest and other (expense) income, net	131,000	1,000
Gain from forgiveness of debt	669,000	-

Loss before provision for income taxes	(224,000)	(7,175,000)

Provision for income taxes	-	-

Net loss	$(224,000)	$(7,175,000)

Convertible preferred stock 8% dividend	-	-

Net loss attributable to common stockholders	$(224,000)	$(7,175,000)

Basic and diluted net loss per common share	$(0.00)	$(0.04)

Weighted average basic and diluted
common shares outstanding	175,507,000	170,971,000

(1) Includes equity-based compensation of $59,000 and $79,000 for the three months ended June 30, 2009 and 2008, respectively
(2) Excludes equity-based compensation, which is presented separately

On2 Technologies, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments

	Three months ended June 30,
	2009	2008

Operating Expenses:
GAAP Operating expenses:	$6,020,000	$10,441,000
Costs associated with proposed merger	420,000	-
Litigation settlement costs	523,000
Operating expenses, excluding costs associated with proposed merger and litigation settlement costs	$5,077,000	$10,441,000

Net Income (Loss):
GAAP net loss	$(224,000)	$(7,175,000)
Costs associated with proposed merger	420,000	-
Litigation settlement costs	523,000
Net income(loss), excluding costs associated with proposed merger and litigation settlement costs	$719,000	$(7,175,000)

GAAP Net loss per share	$(0.00)	$(0.04)

Net income(loss) per share, excluding costs associated with proposed merger and litigation settlement costs	$0.00	$(0.04)

	Three months ended March 31,
	2009	2008

Net Loss:
GAAP net loss	$(2,988,000)	$(4,739,000)
Restructuring and impairment charge	1,032,000	-
Net loss, excluding restructuring and impairment charge
	$(1,956,000)	$(4,739,000)